EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D dated June 27, 2008 relating to the common stock of Pacific Health Care Organization, Inc. shall be filed on behalf of the undersigned.

Date: June 27, 2008	By:	/s/ Tom Kubota
Tom Kubota

Nanko Investments, Inc.

Date: June 27, 2008	By:	/s/ Tom Kubota
Tom Kubota
President